Exhibit 10.30

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

EXECUTION COPY

EXCLUSIVE PATENT LICENSE AGREEMENT

This Exclusive Patent License Agreement (hereinafter “Agreement”), effective as of 18th May, 2010 (hereinafter the “Effective Date”), is by and between the BAYERISCHE PATENT ALLIANZ GMBH, having a place of business located at Destouchesstr. 68, 80796 Munich, Germany, commissioned by JULIUS-MAXIMILIANS-UNIVERSITÄT WÜRZBURG, having its principal place of business at Sanderring 2, 97070 Wuerzburg, Germany (collectively, “University”) and REGULUS THERAPEUTICS INC., a corporation organized and existing under the laws of the State of Delaware and having a place of business located at 1896 Rutherford Road, Carlsbad, CA 92008 (hereinafter “Regulus”).

1.0	Preamble

1.1	University is the owner of the Licensed IP as defined below.

1.2	University desires that the Licensed IP be used for the development of products and processes for public use and benefit, and to this end desires to license the Licensed IP to Regulus.

1.3	Regulus desires to acquire a license to the Licensed IP so that it can develop products and processes for public use and benefit.

2.0	Definitions

2.1	Terms defined on Appendix A of this Agreement, and parenthetically defined elsewhere in this Agreement, will throughout this Agreement have the meaning here or there provided. Defined terms may be used in the singular or in the plural, as sense requires.

3.0	Grant of Rights

3.1	Grant. Subject to the terms of this Agreement, including but not limited to the reservation of right’ in Section 3.2, University hereby grants to Regulus, and Regulus accepts, an exclusive, royalty-bearing license, with the right to Sublicense, under the Licensed IP, limited to the Field, to research, develop and Commercialize the Licensed Products in the Territory.

3.2

Reservation of Rights. The University expressly reserves the right to use the Licensed IP (i) for University’s academic, non-commercial research, teaching and educational purposes, including for the avoidance of doubt contract research for commercial

1 of 33

EXECUTION COPY

entities; and (ii) to transfer or distribute tangible property which is the subject of the Licensed IP to other German universities, academic institutions and non-profit organizations to practice and use such tangible property for academic research and educational purposes only; provided that any such use will not include the right to Develop or Market Licensed Products (i.e., any use will focus on research only and may not be performed in conjunction with the Development of a Licensed Product). For purposes of this Section 3.2, the term “Market” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, carrying out Phase 4 trials, or marketing, promoting, distributing, importing or selling a Licensed Product, and the term “Development” or “Develop” means human clinical trials and other development activities reasonably related to supporting the approval of a drug by a Regulatory Authority.

3.3	No Other Rights Implied. This Agreement confers no license or rights by implication, estoppel, or otherwise under any Patents or Know-How of University other than the Licensed IP under Section 3.1 of this Agreement, regardless of whether such Patents are dominant or subordinate to the Patent Rights.

4.0	Sublicensing

4.1	Right to Sublicense. During the term of the license granted in Section 3.1 of this Agreement, Regulus may grant Sublicenses of its rights under Section 3.1, provided such Sublicenses are for the purpose of developing or Commercializing a Licensed Product and Regulus has obtained prior written approval from University which shall not be unreasonably withheld. All Sublicenses executed by Regulus pursuant to this Section 4.1. will expressly state that such Sublicense is subject to the terms of this. Agreement (including for the avoidance of doubt the direct obligation vis-A-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0). Notwithstanding the foregoing, without written approval from University, Regulus may grant Sublicenses of; its rights under Section 3,1-to a Qualified Partner for the purpose of developing or Commercializing a Licensed Product; provided such Sublicense expressly states that such ,Sublicense is, subject to the terms of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0).

4.2	Obligations of Regulus. With respect to the right to Sublicense granted pursuant to this Section; Regulus will

4.2.1	assume responsibility for ensuring its Sublicensees comply with the terms of this Agreement and that such Sublicense does not grant any rights that are inconsistent with the rights and obligations of this Agreement; and

4.2.2

promptly provide University the name and address of each Sublicensee with whom it concludes a Sublicense, and forward to University a copy of each executed Sublicense within thirty (30) days of the date of execution of such Sublicense (which copy may be redacted to remove confidential information so long as such redactions will not prevent University’s reasonable

2 of 33

EXECUTION COPY

determination as to whether such Sublicense was entered into in accordance with this Agreement).

4.3	Sublicense Survival. Any Sublicense entered into in accordance with the terms of this Agreement prior to the date of any notice of termination under Article 11 will survive any such termination of this Agreement if (1) the relevant Sublicensee is not in breach of this Agreement; and (ii) the relevant Sublicensee agrees in writing to make any payments required under this Agreement directly to University and to comply with the terms of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0). In such event, the provisions of this Agreement will survive in full force and effect insofar as necessary to preserve such Sublicense.

5.0	Confidential Information

5.1	Confidentiality Obligation. Beginning on the Effective Date of this Agreement and continuing throughout the term of this Agreement and thereafter for a period of five (5) years, neither party wilt at any time, without the express prior written consent of the other, disclose or otherwise make known or available to any Third Party any Confidential Information of the other party. The receiving party will utilize reasonable procedure:4 to safeguard the Confidential Information of the disclosing party, including releasing such Confidential Information only to its employees, agents, or Affiliates on a “need-to-know” basis. Regulus is authorized to release Confidential Information to potential Sublicensees or potential investors for the purpose of negotiating and granting a Sublicense or financing (as the case may be), provided that Regulus takes reasonable precautions to safeguard such Confidential Information: of University.

5.2	Regulus’ Confidential Information. Except as required by law, University will maintain in confidence all Confidential Information designated in writing or dearly identified by Regulus as Regulus’ Confidential Information. In the event of a request for such information, University agrees to inform Regulus of such request. Any report furnished by Regulus to University in accordance with Section 6.1, below and the terms of this Agreement are considered Regulus’ Confidential Information without requiring a designation in writing or clear identification.

6.0	Diligence

6.1

Diligence Obligations. Regulus, during the term of this Agreement, will use its Commercially Reasonable Efforts to diligently develop, manufacture, sell, and commercialize the Licensed IP, including achieving the milestones by the dates set forth on Appendix C attached hereto. The efforts of a Regulus Affiliate or Sublicensee will be considered the efforts of Regulus. Within sixty (60) days after the Effective Date, Regulus will furnish University with a written commercial development plan and benchmarks (“Commercial Development Plan”), including

3 of 33

EXECUTION COPY

the timetable set forth on Appendix C, according to which Regulus intends as of the Effective Date to develop Licensed Products. University acknowledges and agrees that this Commercial Development Plan is a statement of Regulus’ current intention regarding the development of Licensed Products and that Regulus’ plans regarding the development of Licensed Products may have to be changed due to scientific challenges or requirements imposed by a Regulatory Authority or other circumstances that are outside of Regulus’ control. Regulus will keep the University adequately apprised of any changes to the Commercial Development Plan and the reasons for them. Without limiting the foregoing, in any year where Regulus or a sublicensee either (a) achieves any of the milestones specified in Section 8.7, or (b) spends an aggregate amount equal to or greater than the applicable Minimum Investment in such year, Regulus will be deemed to have complied with this Section 6.1.

6.2	Failure to Meet Diligence Obligations. If University determines that Regulus has failed to use Commercially Reasonable Efforts to meet the diligence obligations set forth in Section 6.1, University may furnish Regulus with written notice of such determination. Within sixty (60) days after receipt of the notice, Regulus will either (a) fulfill the relevant obligation, or (b) negotiate with University a mutually acceptable resolution of such matter. In the event University and Regulus are unable to reach a mutually acceptable resolution, either party may, upon written notice to the other party, initiate arbitration pursuant to Section 6.3 below.

6.3

If the parties are in dispute as to whether Regulus has breached its diligence obligation under Section 6, then the dispute will be resolved according to an expedited arbitration review process in, accordance with Section 17.2, except (a) the arbitration will be with a single independent arbitrator mutually agreed by the parties, (b) will take no longer than 60 days; and (c) will held in London, England. At such arbitration, the arbitrator will first determine if Regulus has in fact breached such obligation (giving due consideration to any scientific challenges or re4uirements imposed by a Regulatory Authority or other circumstances that are outside of Regulus’ control), and will make a definitive determination as to the existence of the alleged diligence breach, and if so, will grant Regulus a cure period of 6,0 days. During such cure period, the arbitration will continue, and if the material breach is not cured within such cure period, the arbitrator may, as part-of the same arbitration, (i) set specific development plan and milestones that must he met by Regulus; or (ii) allow University to terminate the exclusive license granted to Regulus under Section 3.1 by delivering a written notice to Regulus of such termination within 30 days of the arbitrator’s determination. For purposes of clarity, if the arbitrator specifies a cure for any such breach or a monetary remedy for any such breach, then, so long as Regulus satisfies its obligation to cure or pays such monetary remedy to the University, the University will not also have the right to terminate the exclusive license granted to Regulus under Section 3.1. The decision of the arbitrator will be the sole and exclusive remedy between the affected parties regarding any such dispute. Any decision

4 of 33

EXECUTION COPY

rendered in connection with arbitration pursuant to this Section 6.3 will be final and binding upon the parties.

7.0	Patent Prosecution, and Enforcement

7.1	Patent Prosecution. Following the Effective Date, Regulus, at Regulus’ expense and in the name of University will have sole control over the filing, prosecution, maintenance, and management of any and all Patents encompassing the Patent Rights; provided that Regulus shall exercise due care in prosecuting the Patent Rights to grant; and further provided that Regulus will not be obligated to file, prosecute, or maintain any of the Patent Rights outside of the Identified Countries. University and Regulus will mutually select all outside counsel for prosecution of the Patent Rights and such counsel will represent University in such prosecution. Regulus will keep University fully informed, of all prosecution related actions, including submitting to University copies of all official actions and responses, and University will reasonably cooperate with Regulus upon Regulus’ request and upon Regulus’ reimbursement of its expenses to whatever extent is reasonably necessary to provide Regulus the full benefit of the license granted herein. Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights in the Identified Countries and permit a reasonable amount of time for each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Patent Rights in the Identified Countries, which comments and suggestions will be considered. by the other party and which Regulus will not Unreasonably refuse to incorporate in prosecution documents and/or matters. Regulus shall in particular take into consideration University’s interest in the prosecution to grant of subject matter outside the Field and upon University’s request shall file divisional applications covering such subject matter which if solely covering subject matter outside the Field, shall be further prosecuted, maintained, and managed at University’s expense and under its sole control.

7.2	Election to Discontinue Patent Rights. Regulus may discontinue or abandon the filing, prosecution and maintenance of any of the Patent Rights only upon providing University with at least four (4) months written notice or upon University’s express written approval. In such case, University may elect to take over the filing, prosecution, and/or maintenance of such Patents at University’s sole discretion and expense by providing Regulus an express written notice to this effect. If University elects to take over the filing, prosecution, and/or maintenance of such Patents, such Patents will not be considered as Patent Rights licensed to Regulus hereunder. Should University upon expiry of the four (4) months notice period not have granted its approval or taken over the filing, prosecution, or maintenance of such Patents, Regulus shall submit a second notice to University and file, prosecute, or maintain such Patents at University’s expense until the earlier of the date (i) that is 60 days following the date Regulus sent such second

5 of 33

EXECUTION COPY

notice; and (ii) University either grants the approval or takes over the filing, prosecution, and/or maintenance of such Patents.

7.3	Extension of Patent Rights. The parties will cooperate to extend the normal term of any Patent Rights under a country’s procedure of extending patent term for time lost in governmental regulatory approval processes, and will take whatever reasonable action is requested by the other party to obtain such patent term extension, and the expense of doing so will be borne by Regulus. In the event that Regulus does not elect to extend Patent Rights, University may, at its own discretion and expense, effect the extension of such patents. If University elects to pay such expenses, such extended Patent Rights will not be considered Patent Rights granted to Regulus hereunder unless and until Regulus has fully reimbursed any such expenses, at which tune such Patent Rights will resume being Patent Rights under this Agreement. Should Regulus have the opportunity to extend a Patent that (i) is controlled by Regulus, (ii) covers a Licensed Product, and (iii) has a longer normal term than the Patent Rights, Regulus may decide to extend that patent. However, in ease that such extension precludes an extension of the Patent Right under the respective applicable laws, Regulus shall pay University a lump-sum compensation, calculated as 50% of the royalties set forth in Article 8 over the time the Patent Right could have been extended, based on the average Net Sales Revenues during the last full Calendar year before the expiry of the Patent Rights.

7.4	Notification of Infringement. University and Regulus will promptly notify each other of any infringement or possible infringement of the Patent Rights, as well as any facts that May affect the validity, scope, or enforceability of the Patent Rights, of which either party becomes aware. Both parties will use reasonable efforts and cooperation to terminate infringement without litigation.

7.5	Rights to Sue for Infringement. Pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, Regulus may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably Valid Claims in the Patent Rights within the Field and defend in its own name, at its own expense, any allegation of invalidity or non-infringement of any of the Patent Rights brought-in a declaratory judgment action or raised by way of counterclaim or affirmative defense in an infringement suit brought by Regulus; b) In any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Patent Rights (for the avoidance of doubt only with regard to the Field). Regulus will have the first right to bring or defend such suit(s). If necessary to avoid dismissal of a suit, Regulus may request University to initiate or join any such suit. Should University be made a party to any such suit at the request of Regulus, Regulus will immediately secure and reimburse University for any costs, expenses, or fees that University may incur as a result of such motion or other action, including any and all costs incurred by University in opposing any such motion or other action. In all cases, Regulus will keep University reasonably apprised of the status and progress of any litigation.

6 of 33

EXECUTION COPY

Before Regulus commences an infringement action, Regulus will notify University and give careful consideration to the views of University in deciding whether to bring suit, If Regulus notifies the University that it will not be bringing suit for infringement of claims of Patent Rights, University will have the right to bring and control any such action at its own expense and by counsel of its own choosing. If Regulus elects not to defend against any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights, University, at its option, may do so at its own expense.

7.6	Application of Amounts Recovered. Any recovery made by a party, through court judgment or settlement, first will be applied to reimburse that party for its litigation expense and any remaining recoveries will be retained by that party; provided that Regulus will pay royalties to University on such retained amounts as Net Sales Revenue in accordance with Section 8.3.

7.7	Cooperation. University will cooperate fully with Regulus in connection with an infringement action initiated under Section 7.5, University will promptly provide access to all necessary documents which can be written in German language and render reasonable assistance in response to a request by Regulus and upon Regulus’ reimbursement of its expenses.

8.0	Licensing Fees and Royalties

8.1	License Issue Fee. As partial consideration for the rights conveyed by University under this Agreement, Regulus agrees to pay to University a one-time, non-refundable, non-creditable license issue fee of three hundred thousand EURO (€300,000) due and payable within ten (10) business days of the Effective Date.

8.2	Earned Royalties. During the term of this Agreement, commencing on the date of First Commercial Sale of a Licensed Product, Regulus agrees to pay to University a royalty of […***…] percent ([…***…]%) of the Net Sales Revenue for Licensed Products sold by Regulus, a Sublicensee or any of their Affiliates until the expiration of the last Valid Claim within the Patent Rights covering the Commercialization of such Licensed Product in such country in the Field. Should a Licensed Product not or no longer be covered by a Valid Claim in such country in the Field, the royalty is reduced to […***…] percent ([…***…]%) of the Net Sales Revenue as consideration for the Know-How license. Should the respective Licensed Product (a) neither be covered by a Valid Claim in such country in the Field and (b) the Know-How have become public knowledge, Regulus shall no longer be required to make any payments for the Commercialization of Licensed Products in such country, unless Regulus, affiliates, sublicensees, or assignees are solely or jointly responsible for the Know How having fallen into the public domain.

8.3	Earned royalties shall be due and payable in accordance with Section 8.2 for the respective country until the later of:

8.3.1	expiration of the last Valid Claim within the Patent Rights; or

7 of 33

***Confidential Treatment Requested

EXECUTION COPY

8.3.2	ten (10) years after the First Commercial Sale of a Licensed Product in such country

8.4	Earned Royalties will accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a Third Party. Accrued earned royalties are due and payable within forty-five (45) days of the end of each calendar quarter.

8.5	Partnership Bonus. In the event Regulus enters an agreement with a Third Party for the continued development and commercialization of a Licensed Product, pursuant to which Regulus grants a Sublicense under Section 4.1 above, and receives any payments in connection therewith, a payment on each such collaboration in the amount of two hundred thousand EURO (€200,000), if applicable, will be due and payable to University by Regulus within sixty (60) days after Regulus has received such payments.

8.6	Minimum Royalty.

8.6.1	Prior to NDA Approval. Within sixty (60) days after the beginning of each calendar year during the term of this Agreement, beginning January 1, 2020 and ending on the date of NDA Approval of a Licensed Product, an annual minimum royalty of One Hundred Fifty Thousand Euros (€150,000) shall accrue but not be payable to University until NDA Approval of a Licensed Product. Any minimum royalties accrued under this Section 8.6.1 will be payable within 60 days following NDA Approval of a Licensed Product.

8.6.2	After NDA Approval. Within sixty (60) days after the beginning of each calendar year during the term of this Agreement following NDA Approval of a Licensed Product, Regulus will pay University an annual minimum royalty according to the following schedule:

Years 1 and 2 following NDA Approval:	€450,000
Years 3 and 4 following NDA Approval:	€1,200,000
Year 5 following NDA Approval:	€1,500,000
After year 5 following NDA Approval:	€3,000,000

8.6.3	Regulus may credit any minimum royalty paid under this Section 8.6 against actual royalties due and payable for the same calendar year in which such minimum royalty is paid.

8 of 33

EXECUTION COPY

8.7	Milestone Payments. Regulus furthermore agrees to pay to University the following milestone payments upon the occurrence of the milestone or latest by the Due Date

Milestone Event	Milestone Payment	Due Date
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]
[...***...]	€[...***...]	[...***...]

*The Due Dates set forth in the table above will be automatically extended by any delay caused by (i) scientific challenges, (ii) requirements imposed by a Regulatory Authority, or (iii) other circumstances that are outside of Regulus’ control. In such event, Regulus will notify University in writing, and will propose a revised set of Due Dates based on such delay. University will have 30 days from its receipt of such notice to accept or dispute the revised Due Dates. If University accepts the revised Due Dates, or fails to respond within such thirty (30) day period, the revised due Dates set forth in Regulus’ notice will be deemed accepted by University. If University disputes the revised Due Dates within the applicable thirty (30) day period, an arbitrator will resolve such dispute and set the revised Due Dates utilizing the same dispute resolution procedure as set forth in Section 6.3.

Should Regulus Initiate a Phase II Clinical Trial for a second or further Indication in the Field, 50% of the above milestone payments beginning with Initiation of Phase II Clinical Trial shall also be payable upon occurrence of each respective milestone with regard to such second or further Indication in the Field.

With regard to, any or the above milestone payment, unless already paid on the respective clue date, Regulus will report to University in writing within forty-five (45) days upon the achievement of each milestone event, such notice to be accompanied by payment of the applicable milestone payment.

8.8	No Duplication of Royalty Payment Due to Patent Rights. No multiple royalties will be payable to University because any Licensed Product or its Commercialization are or will be covered by more than one Patent as part of Patent Rights.

9.0	Reports

9.1	Reports.

9.1.1	Progress Reports. Until the First Commercial Sale of a Licensed Product by Regulus, its Affiliate or any Sublicensee, Regulus will prepare and submit to University within thirty (30) days after June 30 of each year a

9 of 33

***Confidential Treatment Requested

EXECUTION COPY

report regarding the progress of Regulus and any Sublicensees in developing Licensed Products for commercial exploitation. This report will include such particulars as are necessary to demonstrate compliance with the diligence obligations set forth in Article 6.0 (Diligence) of this Agreement, including but not limited to, a summary of work completed, summary of work in progress, and current schedule of anticipated events or milestones.

9.1.2	Royalty Reports. With each royalty payment, Regulus will include a report setting forth such particulars of the business conducted by Regulus, its Sublicensees and their respective Affiliates during the preceding calendar quarter as will be pertinent to royalty accounting as specified in this Agreement. This report will include at least (a) names and addresses of the respective sellers (Regulus, Sublicensee, Affiliate); (b) the country(ies) in which the respective products were Commercialized; (c) number of the respective units of Licensed Products; (d) gross amounts billed or invoiced for Licensed Products; (e) the nature and amounts of the respective deductions allowable under the definition of Net Sates Revenue; and (f) calculation of total royalties clue University. If no sales of Licensed Products were made during any reporting period, Regulus will so report,

9.2	Payments.

9.2.1	Form of Payments; Taxes. All payments required under this Agreement will be made in EUROs, in each case by check, money order, or wire transfer payable to the University, and delivered to University to such account as University may designate in writing. The royalties on sales in currencies other than Euros will be calculated using the interbank exchange rate provided by www.oanda.com (or if this service should at any time be discontinued, a comparable service agreed upon by the parties) for the last clay of the accounting period. If legally required, all payments will he paid net of any additional value added tax. Such payments will be without deduction of exchange, collection, or other charges, except for deduction of withholding, value added or similar taxes. The Parties will use all reasonable and legal efforts to reduce tax withholding on payments made hereunder. Notwithstanding such efforts, if Regulus concludes that tax withholdings under the laws of any country are required with respect to payments to University, then Regulus will withhold the required amount and pay it to the appropriate governmental authority. In such a ease, Regulus will promptly provide University with original receipts or other evidence reasonably desirable and sufficient to allow University to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

9.2.2	Late Fee. Any overdue payment due to University under terms of this Agreement that is more than thirty (30) days past due will bear Interest until paid. The payment of such interest amount will be made at the time

10 of 33

EXECUTION COPY

the overdue payment is made. The payment of such interest amount will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

10.0	Record Keeping

10.1	Records. Regulus will keep complete and accurate records and beaks of account containing all information necessary for the computation and verification of the amounts to be paid hereunder, also with regard to all its Affiliates and Sublicensees. Regulus will keep these records and books for a period of ten (10) years following the end of the period to which the information pertains.

10.2	Audit Rights. Regulus will, at the request of University, permit one or more accountants selected by University (“Accountant”) to have access to Regulus’ records and books of account during ordinary working hours to audit with respect to any payment period ending no later-than five (5) years (or ten (10) years to the extent such audit is necessary to comply with an audit of University by the German government) prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in which Regulus failed to report or make payment pursuant to the terms of this Agreement.

10.3	Confidentiality of Audit. The Accountant will not disclose to University any information relating to the business of Regulus except that which is necessary to inform University of: (a) the accuracy or inaccuracy of Regulus’ reports and payments; (b) compliance or noncompliance by Regulus with the terms and conditions of this Agreement.; (c) the extent of any inaccuracy or noncompliance; and (d) any information that the accountant believes materially relates to Section 10.2 of this. Agreement.

10.4	Audit Findings. Should the Accountant believe there is an inaccuracy in any of the Regulus’ payments or noncompliance by Regulus with any of such terms and conditions, the Accountant will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account. In addition to the payment of any overdue payments and the late fees in accordance with Section 9.2.2, In the event that Regulus’ royalties calculated for any quarterly period are underreported by more than […***…] Five Percent (5%) […***…], the costs of any audit and review initiated by University will be borne by Regulus; otherwise, University will bear the costs of any audit initiated by University. University may exercise its audit rights under this Article 10 only once every year and only with reasonable prior notice to Regulus.

11 of 33

***Confidential Treatment Requested

EXECUTION COPY

11.0	Term and Termination of Agreement

11.1	Term. The term of this Agreement will commence on the Effective Date and, unless sooner terminated in accordance with the provisions set forth in this Article 11.0, will expire on (a) the date the last Patent Right has expired (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries of territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries); or (b) the date when in the last country the First Commercial Sale has taken place ten (10) years before; whichever is later. Upon expiration of the term of this Agreement in accordance with Section 11.1 and payment of all amounts owed pursuant to this Agreement, the licenses granted by University to Regulus under this Agreement will automatically become perpetual, irrevocable, fully-paid non-exclusive licenses.

11.2	Termination for Breach. Subject to the terms of this Section 11.2, University may terminate this Agreement with immediate effect for due cause by providing Regulus with written notice of termination,

11.2.1	if Regulus has not used Commercially Reasonable Efforts in accordance with Section 6.1 where the arbitrator determines University may terminate this Agreement under Section 6.3; and/or

11.2.2	if Regulus is in default with regard to any payment obligation under this Agreement, and, in each case, does not cure such breach within sixty (60) days after receiving the notice of such breach from University;

11.2.3	if Regulus has intentionally or fraudulently withheld or concealed information relating to any payment obligation under this agreement, unless only with regard to an insignificant amount;

11.2.4	Regulus merges with another company or there is a change in the person or entity who has Control of Regulus without University’s prior consent, unless such company or entity is (a) a Qualified Partner and (b) agrees in writing to be bound by the terms and conditions of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0); and/or

11.2.5	Regulus, its Affiliate and/or Sublicensee challenges or assists a Third Party in challenging the validity of a Patent Right, unless (a) Regulus’ assistance was necessary to comply with a subpoena duly issued in good faith by a Third Party, court or administrative order, or similar legal process for testimony or the production of documents; or (b) Regulus is responding to an interference proceeding that was not initiated by Regulus or any of its Affiliates.

12 of 33

EXECUTION COPY

11.3	Termination for Bankruptcy. This Agreement and the license granted hereunder will terminate immediately in the event that: (a) Regulus seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its insolvency, or Regulus makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against Regulus, or any proceeding is initiated by or against Regulus, or any proceeding is initiated against Regulus as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision, and such petition will not be dismissed within ninety (90) days after the filing thereof; (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Regulus’ assets or property; or (d) Regulus adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

11.4	Regulus’ Right to Terminate. Upon payment of the license issue fee in accordance with Section 8.1, Regulus has a right to terminate this Agreement with or without cause, upon thirty (30) days prior written notice to University.

11.5	No Other Remedies Affected. The provisions under which this Agreement may be terminated will be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

11.6	Termination Ends Grant of Rights. Termination of this Agreement will terminate all rights and licenses granted to Regulus under Section 3.0 of this Agreement.

11.7	Effect of Termination on Sublicense. Upon termination of this Agreement, any and all existing Sublicenses will survive pursuant to Section 4.3 of this Agreement so long as the relevant Sublicensee agrees in writing to make any payments required under this Agreement directly to University and to comply with the terms of this Agreement (including for the avoidance of doubt the direct obligation vis-à-vis University to provide reports in accordance with Article 9.0, and to keep records as set forth in Article 10.0).

11.8	Effect of Termination on Financial Obligations. Termination by University or Regulus under the options set forth in this Agreement will not relieve Regulus from. any financial obligation to University arising from this Agreement that accrue prior to termination, or from performing according to any and all other provisions of this Agreement that survive termination.

11.9	Final Report. Within ninety (90) days of termination of this Agreement, Regulus will submit a final royalty report in accordance with Section 9.1.

13 of 33

EXECUTION COPY

12.0	Notices

Any notice or other communication will be in writing and will be deemed to have been properly given and be effective upon the date of delivery if delivered in person or by facsimile to the respective addresses set forth below, or to such other address- as either party will designate by written notice given to the other party. If notice or other communication is given by facsimile transmission, said notice will be confirmed by prompt delivery of the hardcopy original.

In the case of Regulus:

Regulus Therapeutics Inc.

1896 Rutherford Road

Carlsbad, CA 92008

Facsimile No.: 760-268-6868

ATTN: EVP & CFO

With a copy to:	General Counsel Same address as above Facsimile No.: 760-268-4922

In the case of University:

Bayerische Patentallianz GmbH

Destouchesstr. 68

80796 Munich, Germany

[...***...]

[...***...]

[...***...]

[...***...]

13.0	Use of Names

Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other party has been obtained, provided that both parties may state the existence of this Agreement and the fact that both parties entered into it. For any other use other than the foregoing, Regulus hereby expressly agrees not to use the name “Julius-Maximilians-Universität Würzburg” without prior written approval from University.

14 of 33

***Confidential Treatment Requested

EXECUTION COPY

14.0	Representations and Warranties

14.1	University Representations. University represents and warrants as of the Effective Date that: (a) its employees have assigned to University their entire right, title, and interest in the Patent Rights, (b) University owns all right, title, and interest in the Licensed IP; (c) the list of the Patent Rights contained in Appendix B is accurate and complete in all respects; (d) it has the right to grant the license in and to the Licensed IP set forth in this Agreement; (e) it has not granted any licenses under the Licensed IP which would conflict with the rights granted herein; and (f) there are no Patents (other than the Patent Rights) owned or Controlled by University on the Effective Date related to the. Field that would be infringed by Regulus by practicing the inventions claimed within the Patent Rights.

14.2	Disclaimers. Except as otherwise expressly provided in Section 14.1, nothing in this Agreement will be construed as:

a)	A representation or warranty by University as to the patentability, validity, scope, or usefulness of Licensed IP;

b)	A representation or warranty by University that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of third-party patents or other proprietary rights, or University patents or other proprietary rights not included in Licensed IP;

c)	An obligation to bring or prosecute actions or suits against Third Parties for patent infringement; or

d)	An obligation to furnish any know-how not provided in the Licensed IP.

EXCEPT ASOTHF,RWISE, EXPRESSLY PROVIDED IN SECTION 14.1, UNIVERSFFY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED IP, THE LICENSED PRODUCTS OR ANYTHING ELSE LICENSED, DISCLOSED, OR OTHERWISE PROVIDED TO REGULUS UNDER THIS AGREEMENT.

15 of 33

EXECUTION COPY

15.0	Indemnification

15.1	Indemnification by Regulus. Each party will notify the other of any claim, lawsuit or other proceeding related to the Licensed IP. Regulus agrees that it will defend, indemnify and hold harmless University, its faculty members, scientists, researchers, employees, officers, trustees and agents and each of them (the “University-Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings (the “claims”) filed or otherwise instituted by a Third Party against any of the University-Indemnified Parties to the extent arising out of the Commercialization of a Licensed Product by Regulus, its Affiliates or Sublicensees; provided, however, that such indemnity will not apply to any claims arising from the negligence, gross negligence or willful misconduct of any University-Indemnified Party, or from University’s breach of this Agreement. Regulus will also assume responsibility for all costs and expenses related to such claims for which it is obligated to indemnify the indemnified Parties pursuant to this Section 15.0, including, but not limited to, the payment of all reasonable attorneys’ fees and costs of litigation or other defense.

15.2	Notice; Procedure. It will be a condition precedent to an indemnified party’s right to seek indemnification under Section 15.1 that such party will (a) promptly notify the indemnifying party of a claim as soon as it becomes aware of such claim, (b) allow the indemnifying party to assume control of the defense of such claim, and (c) cooperate with the indemnifying party in such defense. The indemnifying party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified party to defend against any claim. The indemnified party will cooperate fully with the indemnifying party in the defense and will permit the indemnifying party to conduct and control the defense and the disposition of the claim (including all decisions relative to litigation, appeal, and settlement). However, any indemnified party may retain its own counsel, at the expense of the indemnifying party, if representation of the indemnified party by the counsel retained by the indemnifying would be inappropriate because of actual or potential conflicts it the interests of the indemnified party and any other party represented by that counsel. The indemnifying party agrees to keep the indemnified party informed of the progress in the defense and disposition of the claim and to consult with the indemnified party regarding any proposed settlement Notwithstanding anything in this agreement to the contrary, the indemnifying party will have no liability under Section 15.1 as the case may be, with respect to claims settled or compromised by the indemnified party without the indemnifying party’s prior written consent.

15.3	Special Damages. NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES WHATSOEVER WHETHER GROUNDED IN TORT, STRICT LIABILITY, CONTRACT OR OTHERWISE. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE UNIVERSITY WILL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WHATSOEVER WITH RESPECT TO LICENSED PRODUCTS.

16 of 33

EXECUTION COPY

16.0	Applicable Laws

16.1	Compliance with Laws. Regulus will abide by all applicable federal, state, and local laws and regulations pertaining to the management and commercial deployment of Licensed Products under this Agreement.

16.2	Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, will be construed governed, interpreted and applied in accordance with the laws of the Federal Republic of Germany, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent will have been granted.

17.0	Dispute Resolution

17.1	The parties will negotiate in good faith any controversy or disputed claim by either party arising under or related to this Agreement. If no resolution of such controversy or disputed claim is reached between the parties within ninety (90) days of the commencement of negotiations, then either party may proceed to arbitration pursuant to the terms set forth below.

17.2	Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement shall be finally settled under. the Rules of Arbitration of the International Chamber of Commerce by three (a) arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be Munich; the arbitral proceedings and the award will be in English language. Judgment upon the award rendered by the arbitrator will be final and non-appealable and may be entered in any court having jurisdiction thereof.

18.0	General

18.1	Severability. If any provision of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be in any way affected or impaired thereby.

18.2	No Waiver. No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto will be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

18.3	Amendments. No amendment or modification hereof will be valid or binding upon the parties unless it is made in writing, cites this Agreement, and is signed by duly authorized representatives of University and Regulus.

17 of 33

EXECUTION COPY

18.4	Assignment. This Agreement, and any rights or obligations hereunder, may be assigned by University but will not be assigned, transferred, or delegated in whole or in part by Regulus without University’s express written approval, such approval not to be unreasonably withheld. Notwithstanding the foregoing, Regulus may assign this Agreement (i) to an Affiliate, or (ii) in connection with a merger of Regulus with a Qualified Partner or a sale to a Qualified Partner of all or substantially all of Regulus’ assets to which this Agreement relates, so long as in each case the Affiliate or Qualified Partner agrees in writing to be bound by the terms and conditions of this Agreement, and further provided that in this case of an assignment to an Affiliate Regulus will remain jointly and severally liable for the assignee’s performance of its obligations under this Agreement. Any attempted assignment, transfer or delegation in breach of this provision will be deemed to be void and no effect. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

18.5	Headings. The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.6	University’s Disclaimers. Neither University, not any of its faculty members, scientists, researchers,- employees, officers, trustees or agents assume any responsibility for the Manufacture, product specifications, sale, or use of the Licensed Products that are manufactured by or sold by Regulus.

18.7	No Endorsement. By entering into this Agreement, University neither directly not indirectly endorses any product or service provided, or to be provided, by Regulus, whether directly or indirectly related to this Agreement. Regulus will not state or imply that this Agreement is an endorsement by University or its employees.

18.8	Independent Contractors. The parties hereby acknowledge and agree that each is independent contractor and that neither party will be considered to be the agent, representative, master or servant of the other party for any purpose whatsoever, and that neither party has any authority to enter into a contract, to assume any obligation, or to give warranties or representations on behalf of the other party. Nothing in this relationship will be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

18.9	Reformation. The parties hereby agree that neither party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto, in a final, unappealable order to be in violation of any such provision in any country

18 of 33

EXECUTION COPY

or community or association of countries, such words, sentences, paragraphs or clauses or combination will be inoperative in such country or community or association of countries, and the remainder of this Agreement will remain binding upon the parties hereto.

18.10	Force Majeure. No liability hereunder will result to a party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

18.11	Survival. Sections 4.3 (Sublicenses), 5 (Confidential Information), 7.2 (Election to Discontinue Patent Rights) and 11.7, 1L8 and 11.10. (Term and Termination); and Articles 2.0 (Definitions), 10.0 (Record Keeping); 13.0 (Use of Names), 14.0 (Representations and Warranties), 15.0 (Indemnification), 16.0 (Applicable Law), 17.0 (Dispute Resolution) and 18.0 (General), and other provisions that by their context would survive, will survive the expiration or earlier termination of this Agreement.

18.12	Entire Agreement. This Agreement embodies the entire understanding of the parties relating to the subject matter hereof and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

18.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

19 of 33

EXECUTION COPY

IN WITNESS WHEREOF, University and Regulus have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective duly authorized officers, on the Effective Date.

Regulus Therapeutics Inc.		Bayerische Patentallianz GmbH

By:	/s/ Kleanthis G. Xanthopoulos	By:	/s/ Peer Biskup
Name:	Kleanthis G. Xanthopoulos, Ph.D.	Name:	Peer Biskup
Title:	CEO	Title:	CEO

20 of 33

EXECUTION COPY

APPENDIX A

Definitions

“Affiliate” means with respect to a person or entity any and all persons or entities, Controlling that person or entity, being Controlled by that person or entity or being under the common Control by the same third person or entity as that person or entity. “Controlling,” “Control” or “Controlled” as used in this paragraph means direct or indirect ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest, direct or indirect, in the decision-making authority of such other unincorporated business entity.

“Approval” means, with respect to any Licensed Product, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Licensed Product in accordance with applicable laws.

“Commercially Reasonable Efforts” means, with respect to the exploitation of the Patent Rights, the carrying out of research and development activities using efforts Regulus (or its Affiliate or Sublicensee) would reasonably devote to early-stage technology that is not well understood at a similar stage in the technology’s life cycle resulting from its own research and development efforts, based on conditions then prevailing and taking into account, without limitation, the availability or unavailability of technical or scientific information, scientific understanding of the technology, the likelihood of the technology’s success, the competitiveness of alternative technologies, the patent and other proprietary position, the likelihood of regulatory approval for a product covered by the technology, and other relevant scientific, technical and commercial factors.

“Commercialize” means to make, have made, use, sell; offer for sale, have sold, import, export and/or otherwise commercialize a product.

“Confidential Information” means information that is marked as confidential, or, if orally or visually disclosed, is indicated at the time of disclosure as confidential and provided in written form within thirty days. Notwithstanding the foregoing, the receiving party will have no obligation of confidentiality relating to any information of the disclosing party that:

(i)	is disclosed by the disclosing party without restriction on further dissemination or is otherwise disclosed by the receiving party in compliance with the terms of the disclosing party’s prior written approval; or

(ii)	at the time of receipt by the receiving party was independently known or developed by the receiving party; or

(iii)	at any time becomes generally known to the public or otherwise publicly available through no fault of receiving party; or

(iv)	has been or is made available to receiving party (directly or indirectly) by a Third Party having the lawful right to do so without breaching any obligation of nonuse or confidentiality to disclosing party; or

(v)	the receiving party is obligated to disclose in order to comply with applicable laws or regulations, or with a court or administrative order, provided that the receiving party (i) promptly notifies the disclosing party, and (ii) cooperates reasonably with the disclosing party’s efforts to contest or limit the scope of such disclosure.

21 of 33

EXECUTION COPY

The burden of proof shall be on the receiving party to establish the existence of facts giving rise to any of the foregoing exceptions

“Field” means products based on miR-21 for the treatment or prevention or amelioration of a disease, disorder or medical condition in humans for an Indication.

“First Commercial Sale” means the initial transfer by or on behalf of Regulus, its Affiliate or a Sublicensee of Licensed Products after Approval of such Licensed Product in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales Revenue.

“First Human Dose” means the first instance in which a dose of a Licensed Product is administered to a human being in a clinical trial.

“Identified Countries” means the United States, Japan Australia, France, Germany, Italy, Spain, and the United Kingdom.

“IND” means an Investigational New Drug Application as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND.

“Indication” means failure and/or diseases of the heart, liver, and kidney, and/or fibrosis including but not limited to fibrosis in heart, liver and kidney tissue.

“Interest” means interest at a per annum rate equal to […***…] percentage points above the basic interest rate of the German Bundesbank

“Initiation of Phase II Clinical Trial” means the first visit by the first human subject in a Phase II Clinical Trial during which dosing of a Licensed Product occurs.

“Initiation of Phase III Clinical Trial” means the first visit by the first human subject in a Phase III Clinical Trial during which dosing of a Licensed Product occurs.

“Know-How” means all of University’s know-how related to the inventions disclosed in the Patent Rights to which as of the Effective Date University can grant exclusive use rights, and which may include, without limitation, specifications, technical data, other information relating to the inventions, discoveries, developments and other proprietary ideas, whether or not protectable under patent, trademark, copyright or other legal principles. The Know-How is more fully described on Appendix D attached hereto.

“Licensed IP” means the Patent Rights and the Know-How.

“Licensed Product” means any product in the Field that cannot be manufactured, used, or sold without infringing one or more Valid Claims of the Patent Rights in the country in which such product is manufactured, used, or sold.

“Minimum Investment” means an investment on a calendar year basis consisting of internal and/or external costs in the research, development, manufacture or commercialization of a

22 of 33

***Confidential Treatment Requested

EXECUTION COPY

Licensed Product by Regulus, its Affiliates or Sublicensees in at least the amount specified below depending on the latest stage of development actually achieved by the Licensed Product before the start of such calendar year:

[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]
[…***…]	US$	[	…***…]

“NDA” means a New Drug Application as described in 21 C.F.R. Part 314 (as amended from time to time), filed with the FDA after completion of clinical trials to obtain Approval for a Licensed Product in the United States, or an equivalent application filed with a foreign Regulatory Authority outside of the United States,

“NDA Filing” means submission of an NDA to the FDA or a foreign Regulatory Authority outside the United States) for a Licensed Product.

“NDA Approval” means approval of the FDA (or a foreign Regulatory Authority outside the United States) for a Licensed Product.

“Net Sales Revenue” means the gross amount of monies or cash equivalent or other consideration that is invoiced by Regulus, its Affiliates or Sublicensees to unrelated Third Parties for sale of Licensed Products, less (a) all trade, quantity, and cash discounts actually allowed and taken; (b) credits and allowances actually granted and taken on account of rejections, returns, or billing errors; (c) freight, shipping and insurance charges, and (f) sales taxes, duties, tariffs, or other governmental charges imposed on the sale of the Licensed Product, including value added taxes or other governmental charges otherwise measured by the amount paid for the Licensed Product, but specifically excluding taxes based on the net income of the seller, provided that the total amount of deductions shall not be more than 20% of the gross amount. In any transfers of Licensed Products between any of Regulus, its Sublicensees and their Affiliates, Net Sales Revenue is calculated based on the final sale of the Licensed Product to a Third Party. If Regulus, its Sublicensee or any of their Affiliates receives non-monetary consideration for any Licensed Products, Net Sales Revenue is calculated based on the fair market value of that consideration, whereby, for the avoidance of doubt, Net Sales Revenue will not be due with regard to Licensed Products supplied without monetary consideration for (i) use in clinical trials, pre-clinical studies or other research or development activities, or (ii) for a bona fide charitable purpose or commercially reasonable sampling program.

Notwithstanding the foregoing, if (i) Regulus enters an arms-length Sublicense with a Third Party and (ii) the definition of Net Sales is different in such Sublicense than as set forth above in this Agreement, then, the Parties will use the definition of Net Sales described in the applicable Sublicense for the calculation of royalties hereunder.

“Patent” means any patents and patent applications, whether domestic or foreign, including all provisionals, and all divisionals, continuations, continuations-in-part, reissues; reexaminations, renewals, extensions, and supplementary protection certificates of any such patents and patent applications.

23 of 33

***Confidential Treatment Requested

EXECUTION COPY

“Patent Rights” means those Patents listed in Appendix B and all Patents claiming priority thereto or arising therefrom.

“Phase II Clinical Trial” means a human clinical trial of a Licensed Product that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b).

“Phase III Clinical Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended by Regulus to support Approval of a Licensed Product in the United States (as described in 21 C.F.R. 312.21(c)), or another jurisdiction in accordance with applicable law.

“Qualified Partner” means a company that is engaged in the business of developing and commercializing pharmaceutical products, where such company either (i) has a market capitalization of at least US$1 billion as measured on a national stock exchange (such as Nasdaq or NYSE); or (ii) working capital of at least US$100 million (as calculated in accordance with US generally accepted accounting principles).

“Regulatory Authority” means any governmental authority, including the FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and Welfare), or any successor agency thereto, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

“Sublicense” means the present, future or contingent transfer of any license (including for the avoidance of doubt also any cross-licenses, non-assertion agreements, etc.), other right, or option granted by Regulus to a person or entity which is not an Affiliate under the Licensed IP, in whole or in part.

“Sublicensee” means any person or entity which is not an Affiliate to whom Regulus has granted a Sublicense pursuant to Article 4.0 of this Agreement to make, have made, use, and/or sell the Licensed Product under the Licensed IP.

“Territory” means worldwide,

“Third Party” means any person or entity other than University or Regulus, its Sublicensees or any of their Affiliates.

“Valid Claim” means:

(a)	an issued claim of an unexpired Patent within the Patent Rights related to Field held by University that has not been donated to the public, disclaimed, nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, including through opposition, reexamination, reissue or disclaimer; and/or

24 of 33

EXECUTION COPY

(b)	a pending claim in a pending patent application, unless more than eight (8) years have passed since the earliest date from which such pending patent application claims priority,

25 of 33

APPENDIX B

Patent Rights as of the Effective Date

BayPat Reference	Serial No.	Filing Date	Title
[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]
	[…***…]	[…***…]

26 of 33

***Confidential Treatment Requested

EXECUTION COPY

APPENDIX C

Mir-21 R&D Timetable

ACTIVITY	TIMETABLE (estimates)	TARGET COMPLETION DATE
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]		[…***…]

27 of 33

***Confidential Treatment Requested

EXECUTION COPY

APPENDIX D

Know-How

[…***…]

28 of 33

***Confidential Treatment Requested

Fig. 1

[…***…]

Fig. 2

[…***…]

29 of 33

***Confidential Treatment Requested

Fig. 3

[…***…]

Fig. 4

[…***…]

30 of 33

***Confidential Treatment Requested

Fig. 5

[…***…]

Fig. 6

[…***…]

31 of 33

***Confidential Treatment Requested

Fig. 7

[…***…]

Fig. 8

[…***…]

32 of 33

***Confidential Treatment Requested

Fig. 9

[…***…]

33 of 33

***Confidential Treatment Requested